EXHIBIT 99.1

NEWS RELEASE

FOR:	U S Liquids Inc.
CONTACT:	William DeArman
Chief Executive Officer
(281) 272-4511
wdearman@usliquids.com

FOR IMMEDIATE RELEASE

U S LIQUIDS INC. EXTENDS CREDIT FACILITY, PROVIDES ADDITIONAL
PRELIMINARY FINANCIAL INFORMATION AND RECEIVES NOTICE OF
DELISTING FROM THE AMERICAN STOCK EXCHANGE

     Houston, TX, December 4, 2003 – U S Liquids Inc. (Amex: USL), announced that its lenders have agreed to further amend the terms of the Company’s revolving credit facility. The recent amendment extends the maturity date of the credit facility to February 2, 2004, modifies certain of the financial covenants, and includes other non-financial covenants. As previously announced, the Company has reduced borrowings under its credit facility through the sales of businesses. The amount currently outstanding under the Company’s credit facility is $13.1 million with additional letters of credit outstanding of $6.7 million. The Company is restricted from making any additional borrowings without the approval of its lenders. A default under the Company’s credit facility could result in the maturity of substantially all of the Company’s indebtedness being accelerated.

     The Company is pursuing the sale of additional operating units and assets in order to further reduce its indebtedness. There can be no assurance that the Company will be successful in selling additional business units or assets or that the proceeds received from future sales will be sufficient to satisfy the Company’s obligations. In the event the proceeds from future sales are not sufficient, the Company may be required to seek protection from its creditors under the federal bankruptcy laws.

     As a result of the financial statement restatements, which are required in order to treat certain sales of business units as discontinued operations, discussions with lenders to extend the maturity date of the credit facility, personnel reductions, negotiations with prospective purchasers of additional business units, and the requirement that the financial statements in the Company’s SEC filings be reviewed by its independent auditors, the Company previously announced that it would not meet the filing deadline for the Form 10-Q for the quarter ended September 30, 2003. The Company expects to file its third quarter Form 10-Q by December 31, 2003.

     In connection with the decision to sell additional business units or assets and negotiations with prospective purchasers, an evaluation of the recorded values of intangible and fixed assets is being performed. The Company believes the review will result in a significant non-cash charge in the third quarter to write-down the value of these long-term assets. As previously reported, the Company expects to report revenues from continuing operations in the range of $17 million to $18 million for the quarter ended September 30, 2003. Revenues from continuing operations exclude the revenues of business units sold prior to September 30, 2003. Excluding the charge for the write-down in the value of long-term assets, the Company expects to report a loss from continuing and discontinued operations for the quarter ended September 30, 2003.

     The Company also announced that it has been notified by the American Stock Exchange (“Amex” or “Exchange”) that the Company no longer complies with the Exchange’s listing standards due to the substantial impairment of the Company’s financial condition. In view of the forgoing and in accordance with Sections 1003(a)(iv) and 1003(d) of the Amex Company Guide, the Exchange has notified the Company that it intends to proceed with the filing of an application with the Securities and Exchange Commission to delist and deregister the Company’s common stock from the Exchange. The Company does not plan to appeal the Exchange’s determination.

     The Exchange also notified the Company that it will suspend trading in the Company’s common stock on December 10, 2003, and proceed with delisting promptly thereafter. The Company is reviewing options for having its shares quoted on the over-the-counter “Pink Sheets”. No assurances can be made that a trading market will develop for the Company’s common stock following the de-listing from the Amex, or as to the liquidity of any market that may develop. As a result, holders of the Company’s common stock may be unable to readily sell their shares. If a trading market for the common stock does develop, the price of the common stock may be subject to substantial price volatility.

     This document contains forward-looking statements that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Key factors that could cause actual results to differ materially from expectations include, but are not limited to: (1) the Company’s inability to further extend its credit facility; (2) uncertainties caused by the Company’s failure to comply with the terms of its credit facility; (3) the impact that our financial condition may have on our customers, suppliers and employees; (4) the Company’s general lack of liquidity; (5) the outcome of litigation and administrative proceedings pending against the Company; (6) obtaining or maintaining governmental permits and approvals required for the operation of the Company’s facilities; (7) changes in the laws and regulations governing the Company’s operations; (8) the failure to comply with laws and regulations governing the Company’s operations; and (9) the insufficiency of the Company’s insurance coverage or the impact of the insolvency of Reliance Insurance Company. These and other risks and assumptions are described in the Company’s reports that are available from the United States Securities and Exchange Commission.

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